AGREEMENT FOR TERMINATION OF LEASE
AND VOLUNTARY SURRENDER OF PREMISES
This Agreement for Termination of Lease and Voluntary Surrender of Premises (this “Agreement”) is made and entered into as of October 31, 2016, by and between ARE-770/784/790 MEMORIAL DRIVE, LLC, a Delaware limited liability company (“Landlord”), and INFINITY PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), with reference to the following:
RECITALS
A.    Pursuant to that certain Lease Agreement dated as of July 2, 2002, as amended by that certain First Amendment to Lease dated March 25, 2003, as further amended by that certain Second Amendment to Lease dated April 30, 2003, as further amended by that certain Third Amendment to Lease dated October 30, 2003, as further amended by that certain Fourth Amendment to Lease dated December 15, 2003, as further amended by that certain Fifth Amendment to Lease dated as of July 8, 2011, as further amended by that certain Sixth Amendment to Lease dated as of June 1, 2012, as further amended by the Seventh Amendment dated as of November 6, 2014, and as further amended by that certain Eighth Amendment to Lease dated as of April 1, 2015 (as amended, the “Lease”), Tenant leases certain premises at the improved real property now known as 780 Memorial Drive and 790 Memorial Drive, Cambridge, Massachusetts, and which premises are more particularly described in the Lease (the “Premises”).
B.     The term of the Lease is scheduled to expire on March 31, 2025.
C.     Tenant desires to accelerate the expiration date of the Lease, and Landlord is willing to accept such acceleration of the expiration date of the Lease pursuant to the terms of this Agreement.
D.     Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.
NOW, THEREFORE, in consideration of the foregoing and of the mutual promises made herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, Landlord and Tenant agree as follows:
1.    Termination Date. Landlord and Tenant agree, subject to Tenant’s timely payment of the Termination Payment (as defined below), to accelerate the expiration date of the Lease to October 31, 2016 (the “Termination Date”). For the avoidance of doubt, if Tenant does not surrender the Premises as required under the Lease on or before the Termination Date, such failure shall constitute a holdover under the Lease and, notwithstanding anything to the contrary contained in the Lease, (a) Tenant shall become a tenant at sufferance upon the terms of the Lease except that the monthly rental shall be equal to 150% of Rent in effect during the last 30 days of the Term, and (b) if Tenant holds over in the Premises in excess of 45 days, then Tenant shall be responsible for all damages suffered by Landlord resulting from or occasioned by Tenant’s holding over, including consequential damages.
2.     Tenant Payments. Concurrently with Tenant’s delivery to Landlord of an executed original of this Agreement, Tenant shall wire to Landlord, pursuant to the wiring information below, immediately available funds in the amount of $1,764,227 (the “Termination Payment”), which amount is comprised of (a) $1,700,000 which is consideration for Landlord’s agreement to enter into this Agreement and to terminate the Lease as of the Termination Date, and (b) $64,227 which Tenant is paying to Landlord in lieu of Tenant’s performance of those certain restoration requirements under the Lease relating to the duct work, fan, ceiling grid and a used 4-foot fume hood within the portion of the Premises located at 780 Memorial Drive.

Wiring Instructions
Name of Bank:        JPMorgan Chase Bank, NA
Branch Address:    201 N. Central Ave.
Phoenix, AZ 85004
ABA No.:        021 000 021 – wire payment only
Account No.         790081186
Account Name:        Alexandria Real Estate Equities, Inc.
Attn:            Selena Yagi (626) 578-0777
3.     Base Rent and Operating Expenses. Tenant shall continue to pay all Base Rent, Operating Expenses and any other obligations due under the Lease through the Termination Date. Tenant shall not be required to pay Base Rent or Operating Expenses for any period following the Termination Date so long as Tenant surrenders the Premises and delivers the Termination Payment to Landlord as provided for in this Agreement.
4.     Termination and Surrender. Tenant shall voluntarily surrender the Premises on the Termination Date as required under the Lease, as modified by this Agreement. Tenant agrees to cooperate reasonably with Landlord in all matters, as applicable, relating to surrendering the Premises in accordance with the surrender requirements and in the condition required pursuant to the Lease. After the Termination Date, Tenant shall have no further rights of any kind with respect to the Premises. Notwithstanding the foregoing, as provided in Section 5 hereof, those provisions of the Lease which, by their terms, survive the termination of the Lease shall survive the surrender of the Premises and termination of the Lease provided for herein. Notwithstanding anything to the contrary contained in the Lease, in connection with the surrender of the Premises pursuant to this Agreement, Landlord and Tenant acknowledge and agree that Tenant shall not be required to remove any Alterations, Installations, Roof Equipment or other Improvements located in the Premises, the 780 Building or the 790 Building existing as of the date of this Agreement nor shall Tenant have any right to remove the same.
5.     No Further Obligations. Landlord and Tenant each agree that the other is excused as of the Termination Date from any further obligations under the Lease with respect to the Premises, excepting only such obligations under the Lease which are, by their terms, intended to survive the termination of the Lease, and as otherwise provided in this Agreement. In addition, subject to and in accordance with the terms of the Lease, nothing herein shall be deemed to limit or terminate any common law or statutory rights Landlord may have with respect to Tenant in connection with any Hazardous Materials or for violations of any governmental requirements or requirements of applicable law. Nothing herein shall excuse Tenant or Landlord from their respective obligations under the Lease, as modified by this Agreement, prior to the Termination Date.
6.     Intentionally Omitted.
7.     Security Deposit. Landlord and Tenant hereby acknowledge that, under the terms of the Lease, Landlord is currently holding a Security Deposit in the form of a Letter of Credit in the amount of $630,901.50. Following the Termination Date, Landlord shall refund the portion of the Security Deposit to which Tenant is entitled under Section 6 of the original Lease to Tenant in accordance with the terms of Section 6 of the Lease.
8.     Removal of Personal Property. Tenant shall remove Tenant’s Property and any other personal property of Tenant from the Premises on or before the Termination Date in accordance with the terms of the Lease. Any Tenant’s Property or other personal property of Tenant remaining in the Premises after the Termination Date, if any, is hereby agreed to be abandoned by Tenant and may be disposed of by Landlord, in Landlord’s sole discretion, without obligation or liability of any kind to Tenant.
9.     Acknowledgment. Each party acknowledges and agrees that it has read the provisions of this Agreement, understands them, and is bound by them. Time is of the essence in this Agreement. Landlord represents that, to its actual knowledge, as of the date of this Agreement, there is no default by Tenant under the Lease, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default by Tenant under the Lease. Tenant represents that, to its actual knowledge, as of the date of this Agreement, there is no default by Landlord under the Lease, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default by Landlord under the Lease

10.     No Assignment. Except for that certain sublease relating to a portion of the Premises to Yumanity Therapeutics Inc., and Yumanity Therapeutics Inc.’s sub-sublease to KSQ Therapeutics, Inc., and for previously approved subleases which have expired and no longer affect the Premises, Tenant has not assigned, mortgaged, subleased, pledged, encumbered or otherwise transferred any interest in the Lease and Tenant holds the interest in the Premises as set forth in the Lease as of the date of this Agreement.
11.    No Modification. This Agreement may not be modified or terminated except in writing signed by all parties. This Agreement may be signed in counterparts which taken together shall constitute one agreement binding upon the parties.
12.    Successors and Assigns. The covenants and agreements herein contained shall inure to the benefit and be binding upon the parties and their respective successors and assigns.
13.    Attorneys’ Fees. In the event of a dispute between the parties, the prevailing party shall be entitled to have its reasonable attorneys’ fees and costs paid by the other party. Each party shall be responsible for its own costs and legal fees in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
14.    Conflict of Laws. This Agreement shall be governed by the laws of the state in which the Premises are located.
15.     OFAC. Tenant is currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the Term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.
[Signatures are on the next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
TENANT:
INFINITY PHARMACEUTICALS, INC.,
a Delaware corporation
By: /s/Adelene Q. Perkins
Its: Chair, President and CEO
LANDLORD:
ARE-770/784/790 MEMORIAL DRIVE,
a Delaware limited liability company

By:	Alexandria Real Estate Equities, L.P.,
a Delaware limited partnership,
managing member

By:	ARE-QRS Corp., a Maryland corporation, general partner
By: /s/Eric S. Johnson
Its: Senior Vice President, RE Legal Affairs

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